Exhibit 99.1
Lincoln Educational Services Corporation Meets Financial Standards Set By
U.S. Department of Education

WEST ORANGE, N.J., September 27, 2016 -- Lincoln Educational Services Corporation (NASDAQ:LINC), a leader in hands-on technical training, announced today that the U.S. Department of Education (DOE), through their Multi-Regional and Foreign School Participation Division, has completed their review of Lincoln’s audited financial statements for the fiscal year-ending December 31, 2015.  As a result of improved financial strength and compliance within prescribed DOE guidelines, Lincoln will no longer be required to comply with the Zone Alternative restrictions, including heightened cash monitoring, previously imposed on them by the DOE in the third quarter of 2014.

“Our entire organization has been focused on moving Lincoln to sustained profitability while continuing our efforts in providing our students with the most comprehensive skills training required by today’s employers,” said Scott Shaw, President and Chief Executive Officer of Lincoln Educational Services. “Being released from the Zone Alternative Restriction proves that we are making steady progress towards our goals.”

The DOE’s review of financial statements during the review period yielded a composite score of 1.9 out of a possible 3.0.

About Lincoln Educational Services Corporation
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades, and Transitional.  Lincoln has provided the country’s workforce with skilled technicians since its inception in 1946.

CONTACT:
Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340

EVC Group, Inc.
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Dave Schemelia, dave@evcgroup.com ; 646-201-5431